EXHIBIT 34.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors of VW Credit, Inc. and
CitiBank, N.A., Indenture Trustee:
We have examined VW Credit, Inc’s (the Company) compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Securities and Exchange Commission’s Regulation AB for the Company’s Volkswagen Auto Lease Trust 2006-A asset backed securitization transactions except for the servicing criteria set forth in Sections 229.1122(d)(1)(ii)-(iv), 229.1122(d)(2)(vi), 229.1122(d)(4)(ix)-(xiii), and 229.1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the asset-backed securities transactions being serviced as of December 31, 2007 and for the period from January 1, 2007 through December 31, 2007 (the “Reporting Period”). Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed six instances of noncompliance with servicing criteria set forth in Section 229.1122(d)(3)(i) which is applicable to the Company’s Volkswagen Auto Lease Trust 2006-A. On November 2, 2007 an error was discovered in the Monthly Servicer’s Certificates filed on May 21, 2007, June 20, 2007, July 20, 2007, August 20, 2007, September 20, 2007 and October 22, 2007. Line 113, the Actual Monthly Prepayment Speed, was incorrectly reported on the Monthly Servicer’s Certificates. On November 16, 2007, restated versions of the Monthly Servicer’s Certificates were delivered to the Indenture Trustee. On November 20, 2007, amendments to the Form 10-D were filed in order to replace the exhibit 99.1. We also noted one instance of noncompliance with servicing criteria set forth in Section 229.1122(d)(2)(i) which is applicable to the Company’s Volkswagen Auto Lease Trust 2006-A. On December 12, 2007 a process control deficiency was identified for the period from January 1, 2007 through December 17, 2007 (corrected December 18, 2007) in the calculation of the daily amount required to transfer to the collection account for the Volkswagen Auto Lease Trust 2006-A, however, sufficient funds were being transferred and there was no impact to the Note holders.
In our opinion, except for the material noncompliance described in the third paragraph, VW Credit, Inc. complied, in all material respects, with the aforementioned servicing criteria for the period from January 1, 2007 through December 31, 2007.
/s/ Virchow Krause & Co., LLP
Southfield, Michigan
March 18, 2007